EXHIBIT 4.1
Independent Auditors’ Consent
The Board of Directors
TSX Group Inc.
     We consent to the use of our audit report dated January 29, 2007 on the consolidated balance sheets of TSX Group Inc. as at December 31, 2006 and 2005, and the consolidated statements of income, changes in shareholders’equity and cash flows for the years then ended incorporated by reference in the Registration Statement on Form F-8 of TSX Group Inc. dated January 14, 2008 and to the reference to our firm under the heading “Interests of Experts” included therein.
/s/  KPMG LLP
Chartered Accountants, Licensed Public Accountants
Toronto, Canada
January 14, 2008